SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                   FORM 8-K/A


                                 CURRENT REPORT

     Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934




Date of Report (Date of earliest event reported)
                                             December 21, 1998 (October 6, 1998)
                                             -----------------------------------



                              Shaw Industries, Inc.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)



Georgia                                     1-6853                 58-1032521
--------------------------------------------------------------------------------
(State or other jurisdiction           (Commission File         (I.R.S. Employer
of incorporation)                         Number)            Identification No.)



616 E. Walnut Avenue, Dalton, Georgia                                      30720
--------------------------------------------------------------------------------
(Address of principal executive offices)                              (Zip Code)



Registrant's telephone number, including area code   (706) 278-3812
                                                  ------------------------------

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

         In the Current Report on Form 8-K filed on October 21, 1998 (the "Form 8-K"), Shaw Industries, Inc. (the "Registrant" or "Shaw") reported that it had completed the acquisition of Queen Carpet Corporation ("Queen") pursuant to the merger (the "Queen Merger") of Queen with and into the Registrant. The Queen Merger was effected pursuant to that certain Agreement and Plan of Merger, dated August 13, 1998 (the "Merger Agreement"), among the Registrant, its wholly owned subsidiary, Chessman Acquisition Corp. ("Chessman"), Queen and the shareholders of Queen (the "Queen Shareholders"), as amended by the First Amendment thereto, dated October 6, 1998 (the "First Amendment"), among the Registrant, Chessman, Queen and the Queen Shareholders. As consideration for their shares of Queen stock, in the Queen Merger the Queen Shareholders received from the Registrant
(i) 3.15 million shares of the common stock of The Maxim Group, Inc., (ii) 19,444,444 shares of the Registrant's common stock, and (iii) approximately $35.8 million in cash. In addition, in connection with the Queen Merger, the Registrant satisfied certain executive incentive obligations of Queen to certain key Queen employees by making payments consisting of (a) an aggregate of 841,733 shares of the Registrant's common stock and (b) $12.1 million in cash.

         The Registrant financed the cash portion of the purchase price paid in the Queen Merger, the cash portion of the executive incentive payments and the fees and expenses associated with the Queen Merger, through borrowings under its existing credit facility. In connection with the consummation of the Queen Merger, the Registrant amended its Amended and Restated Credit Agreement, as amended, on October 6, 1998 to allow, among other things, the Registrant to assume certain guaranties and other indebtedness of Queen.

         The Form 8-K did not include the Condensed Consolidated Financial Data required by Item 7(a) or the Pro Forma Condensed Consolidated Financial Data required by Item 7(b). This Form 8-K/A amends Item 7 of the Form 8-K by including the financial information referred to below.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

         (a)      Financial Statements of Businesses Acquired.

                     QUEEN CARPET CORPORATION AND SUBSIDIARY
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

         Report of Independent Public Accountants                                       F-1

         Consolidated Balance Sheets at August 31, 1998,
                  May 30, 1998, and May 31, 1997                                        F-2

         Consolidated  Statements of Income and Retained  Earnings for the three months  ended August 31, 1998 and  September 1, 1997,  and the years ended May 30, 1998,
                  May 31, 1997 and June 1, 1996                                         F-3

         Consolidated Statements of Cash Flows for the three months ended August
                  31, 1998 and  September  1, 1997,  and the years ended May 30,
                  1998,
                  May 31, 1997 and June 1, 1996                                         F-4 to F-5

         Notes to Consolidated Financial Statements                                     F-6 to F-16


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS







To Queen Carpet Corporation and Subsidiary:


We have audited the accompanying consolidated balance sheets of Queen Carpet Corporation (a Georgia corporation) and subsidiary as of May 30, 1998 and May 31, 1997 and the related statements of income and retained earnings and cash flows for each of the three years in the period ended May 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Queen Carpet Corporation and subsidiary as of May 30, 1998 and May 31, 1997 and the results of their operations and their cash flows for each of the three years in the period ended May 30, 1998 in conformity with generally accepted accounting principles.


ARTHUR ANDERSEN LLP




Atlanta, Georgia
October 9, 1998


                            QUEEN CARPET CORPORATION

                                 AND SUBSIDIARY


                           CONSOLIDATED BALANCE SHEETS

                 AUGUST 31, 1998, MAY 30, 1998, AND MAY 31, 1997

                        (In Thousands, Except Share Data)



                                     ASSETS

                                                                             August 31,     May 30,      May 31,
                                                                                1998         1998         1997
                                                                           ------------   -----------  -----------
                                                                            (Unaudited)
CURRENT ASSETS:
   Cash and cash equivalents                                               $       752    $    2,735   $    4,510
   Accounts receivable, less allowance for doubtful accounts and cash discounts of $6,049, $5,462, and $5,106 at August 31, 1998,
      May 30, 1998, and May 31, 1997, respectively                             101,708       101,116       91,162
   Related-party receivables                                                     1,232         1,012        1,401
   Inventories                                                                 142,627       136,256      126,498
   Other current assets                                                            251         1,079        7,603
                                                                           ------------   -----------  -----------
            Total current assets                                               246,570       242,198      231,174

PROPERTY, PLANT, AND EQUIPMENT, NET                                            131,636       120,732      109,962

OTHER ASSETS                                                                    19,175        18,533       12,377
                                                                           ------------   -----------  -----------
            Total assets                                                      $397,381      $381,463     $353,513
                                                                           ============   ===========  ===========



                      LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
   Current maturities of long-term debt and capital lease obligations        $  10,455     $  11,861   $    5,684
   Notes payable                                                                19,400        12,150            0
   Accounts payable                                                             45,947        61,328       48,822
   Accrued liabilities                                                          63,593        30,219       24,381
                                                                           ------------   -----------  -----------
            Total current liabilities                                          139,395       115,558       78,887

LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS, less
     current maturities                                                         66,177        64,466      107,450

OTHER LIABILITIES                                                                4,473         4,951        3,786
                                                                           ------------   -----------  -----------
            Total liabilities                                                  210,045       184,975      190,123
                                                                           ------------   -----------  -----------
SHAREHOLDERS' EQUITY:
   Common stock, $.0012 par value; 1,000,000 Class A voting and
      100,000,000 Class B nonvoting shares authorized, 341,250
      Class A voting and 33,700,000 Class B nonvoting shares issued and outstanding at August 31, 1998, May 30, 1998, and May 31, 1997,
      respectively                                                                  41            41           41
   Retained earnings                                                           187,295       196,447      163,349
                                                                           ------------   -----------  -----------
            Total shareholders' equity                                         187,336       196,488      163,390
                                                                           ------------   -----------  -----------
            Total liabilities and shareholders' equity                        $397,381      $381,463     $353,513
                                                                           ============   ===========  ===========


     The accompanying notes are an integral part of these consolidated balance sheets.



                            QUEEN CARPET CORPORATION

                                 AND SUBSIDIARY


             CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS

        FOR THE THREE MONTHS ENDED AUGUST 31, 1998 AND SEPTEMBER 1, 1997,

        AND THE YEARS ENDED MAY 30, 1998, MAY 31, 1997, AND JUNE 1, 1996

                                 (In Thousands)



                                                           For the Three
                                                            Months Ended              For the Years Ended
                                                      -------------------------   --------------------------------
                                                      August 31,   September 1,   May 30,     May 31,     June 1,
                                                         1998         1997         1998        1997        1996
                                                      ----------   ------------   ---------  ---------   ---------
                                                            (Unaudited)

NET SALES                                              $216,034     $184,309      $757,449   $685,613    $596,461

COST OF SALES                                           156,233      137,702       548,755    516,721     465,210
                                                      ----------   ------------   ---------  ---------   ---------
            Gross profit                                 59,801       46,607       208,694    168,892     131,251

SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES            62,513       33,078       143,072    120,777     109,370
                                                      ----------   ------------   ---------  ---------   ---------
            Operating (loss) income                      (2,712)      13,529        65,622     48,115      21,881

INTEREST, net                                             1,561        2,125         7,301      8,722       9,203

OTHER INCOME                                                879           90           776      1,443       4,377
                                                      ----------   ------------   ---------  ---------   ---------
            (Loss) income before income taxes
               and change in accounting principle        (3,394)      11,494        59,097     40,836      17,055

PROVISION FOR INCOME TAXES                                  510          165         1,300        866         474
                                                      ----------   ------------   ---------  ---------   ---------
            (Loss) income before change in
               accounting principle                      (3,904)      11,329        57,797     39,970      16,581

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING
   PRINCIPLE, net of tax benefit                              0            0             0     (3,869)          0
                                                      ----------   ------------   ---------  ---------   ---------
            Net (loss) income                            (3,904)      11,329        57,797     36,101      16,581

RETAINED EARNINGS, beginning of period                  196,447      163,349       163,349    137,626     128,906

DIVIDENDS PAID                                           (5,248)      (2,517)      (24,699)   (10,378)     (7,861)
                                                      ----------   ------------   ---------  ---------   ---------
RETAINED EARNINGS, end of period                       $187,295     $172,161      $196,447   $163,349    $137,626
                                                      ==========   ============   =========  =========   =========

     The  accompanying   notes  are  an  integral  part  of  these  consolidated
statements.


                            QUEEN CARPET CORPORATION

                                 AND SUBSIDIARY


                      CONSOLIDATED STATEMENTS OF CASH FLOWS

        FOR THE THREE MONTHS ENDED AUGUST 31, 1998 AND SEPTEMBER 1, 1997

        AND THE YEARS ENDED MAY 30, 1998, MAY 31, 1997, AND JUNE 1, 1996

                                 (In Thousands)



                                                           For the Three
                                                            Months Ended               For the Years Ended
                                                        ------------------------    -------------------------------
                                                        August 31,  September 1,    May 30,    May 31,     June 1,
                                                           1998        1997          1998       1997        1996
                                                        ----------  ------------    -------    --------   ---------
                                                            (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net  (loss) income                                    $ (3,904)     $11,329      $57,797     $36,101    $16,581
                                                        ----------  ------------    -------    --------   ---------
   Adjustments to reconcile net (loss) income to
      net cash provided by operating activities:
         Depreciation and amortization                      4,280        4,100       16,995      16,150     15,797
         Loss (gain) on disposal of fixed assets             (116)         (22)          35        (320)    (1,881)
         Deferred income taxes                                  0            0          (39)         13        (71)
         Cumulative effect of change in accounting
            principle                                           0            0            0       3,869          0

         Changes in operating assets and
            liabilities:
            Accounts receivable and related-party
               receivables                                    292       (7,979)      (5,379)    (16,399)   (16,243)
            Inventories                                    (6,371)        (243)      (9,758)     (4,652)    (2,404)
            Other assets                                     (918)      (3,678)      (3,088)        279     (1,634)
            Accounts payable                              (15,381)     (13,066)      12,506      (1,553)     1,930
            Accrued liabilities and other
               liabilities                                 32,896       13,832        7,042       6,696      7,547
                                                        ----------  ------------    -------    --------   ---------
               Total adjustments                           14,682       (7,056)      18,314       4,083      3,041
                                                        ----------  ------------    -------    --------   ---------
               Net cash provided by operating
                 activities                                10,778        4,273       76,111      40,184     19,622
                                                        ----------  ------------    -------    --------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Proceeds from sale of fixed assets                         145           64          407         634      2,872
   Purchases of property, plant, and equipment            (15,213)      (1,819)     (28,207)    (16,414)   (12,416)
   Investments in life insurance contracts                      0         (493)        (730)       (756)      (723)
                                                        ----------  ------------    -------    --------   ---------
               Net cash used in investing
                 activities                               (15,068)      (2,248)     (28,530)    (16,536)   (10,267)
                                                        ----------  ------------    -------    --------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Borrowings on note payable                               7,250        1,730       12,150           0          0
   Borrowings from financial institutions                  10,000       11,400       35,900      22,900     34,800
   Repayments to financial institutions                    (8,281)     (10,782)     (73,525)    (30,688)   (34,780)
   Repayments on bonds                                          0            0         (325)       (300)      (275)
   Other borrowings from related parties                      150          513        7,709       5,964      4,927
   Other repayments to related parties                     (1,564)           0       (6,672)     (7,903)    (6,729)
   Other borrowings, net                                        0            0          106         418          0
   Dividends paid                                          (5,248)      (2,517)     (24,699)    (10,378)    (7,861)
                                                        ----------  ------------    -------    --------   ---------
               Net cash provided by (used in)
                 financing activities                       2,307          344      (49,356)    (19,987)    (9,918)
                                                        ----------  ------------    -------    --------   ---------
NET (DECREASE) INCREASE IN CASH AND CASH
   EQUIVALENTS                                             (1,983)       2,369       (1,775)      3,661       (563)

CASH AND CASH EQUIVALENTS, beginning of period              2,735        4,510        4,510         849      1,412
                                                        ----------  ------------    -------    --------   ---------
CASH AND CASH EQUIVALENTS, end of period                $     752     $  6,879     $  2,735    $  4,510  $     849
                                                        ==========  ============    =======    ========   =========

                                     F - 4

                                                                     PAGE 2 OF 2

                                                           For the Three
                                                            Months Ended               For the Years Ended
                                                        ------------------------    -------------------------------
                                                        August 31,  September 1,    May 30,    May 31,     June 1,
                                                           1998        1997          1998       1997        1996
                                                        ----------  ------------    -------    --------   ---------
                                                            (Unaudited)

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
      Cash paid for interest                            $     357   $      452      $ 5,315    $  8,536   $  9,730
                                                        ==========  ============    =======    ========   =========
      Cash paid for income taxes                        $   1,848   $      659      $ 1,365    $    393   $    488
                                                        ==========  ============    =======    ========   =========
      Noncash investing and financing activities:
         Capital lease obligations                      $       61  $        0      $   587    $    689   $    755
                                                        ==========  ============    =======    ========   =========


     The  accompanying   notes  are  an  integral  part  of  these  consolidated
statements.

                            QUEEN CARPET CORPORATION

                                 AND SUBSIDIARY


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 AUGUST 31, 1998, MAY 30, 1998, AND MAY 31, 1997



  1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Principles of Consolidation

      The consolidated financial statements include the accounts of Queen Carpet Corporation and subsidiary (the "Company"). All significant intercompany balances and transactions are eliminated in consolidation.

      Nature of Business

      The Company manufactures and distributes carpet for residential and commercial use and markets its products to wholesalers and retailers throughout the United States and in certain international markets.

      Fiscal Period

      The Company's fiscal year-end is the Saturday closest to May 31. Fiscal year 1998 consisted of 53 weeks, while fiscal years 1997 and 1996 consisted of 52 weeks.

      Revenue Recognition

      Revenues are recognized when goods are shipped.

      Cash and Cash Equivalents

      The Company considers all investments with an original maturity of three months or less to be cash equivalents.

      Accounts Receivable

      Accounts receivable from all customers located in the United Kingdom are factored through a financial institution. The factoring arrangement is without recourse. The balances outstanding under the factoring arrangement are included in accounts receivable in the accompanying balance sheets.

      Property, Plant, and Equipment

      Property, plant, and equipment are stated at cost. Repair and maintenance costs are expensed in the year incurred. Expenditures for renewals and betterments are generally capitalized. Cost and accumulated depreciation for property retirements are removed from the property, plant, and equipment accounts, with any gain or loss included in other income in the accompanying statements of income and retained earnings.

      For financial reporting purposes, depreciation is computed using the straight-line method over the estimated useful lives of the assets, 30 to 40 years for buildings and 8 years for machinery and equipment. Accelerated depreciation methods are used for tax purposes.

      Accrued Liabilities

      Accrued liabilities include $6,386,000 for returns and allowances at May 30, 1998 and May 31, 1997.

      Income Taxes

      The Company elected to be taxed under the provisions of the Internal Revenue Code as an S corporation, whereby shareholders of the Company are taxed on their proportionate shares of the Company's taxable income in lieu of corporate income taxes. The provision for income taxes has been provided for those taxing jurisdictions where S corporation elections are not recognized. Deferred taxes are recognized for differences between the basis of assets and liabilities for financial statement and income tax purposes. The deferred tax assets and liabilities represent the future tax consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

      Foreign Currency Transactions

      The Company exports goods to foreign entities, and sales are reflected using the exchange rate at the time of the transaction. On settlement, a foreign currency translation gain or loss is recognized. Accounts receivable from foreign currency transactions have been restated to reflect the spot rate at the balance sheet date.

      Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Accounting Change

      Effective June 2, 1996, the Company changed its method of accounting for the cost of samples from expensing sample costs that exceed estimated net realizable value when they are shipped to expensing samples as they are produced. The change was made to recognize that increasing numbers of samples shipped to customers will not result in future sales. The cumulative effect of the change was to decrease net income for the year ended May 31, 1997 by $3,869,000, net of a tax benefit of $76,000.

      Derivative Financial Instruments

      The Company uses interest rate swaps to fix interest rates on current and anticipated borrowings to reduce exposure to interest rate fluctuations. Under existing accounting literature, these interest rate swaps are accounted for as hedging activities. The net cash paid or received on interest rate hedges is included in interest expense. The Company may also employ foreign currency exchange contracts when, in the normal course of business, they are determined to effectively manage and reduce foreign currency exchange fluctuation risk. The Company does not enter into financial derivatives for speculative or trading purposes.

      Interim Financial Information

      The financial statements and related information for the 13-week periods ended August 31, 1998 and September 1, 1997 are unaudited and have been prepared in accordance with the Securities and Exchange Commission's requirements for such interim financial statements. The unaudited interim financial statements do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments necessary to present fairly the Company's financial position, results of operations, and cash flows at the dates and for the periods presented have been included. All such interim adjustments are of a normal recurring nature.


  2.  INVENTORIES

      Inventories at May 30, 1998 and May 31, 1997 consisted of the following (in thousands):

                                                        1998            1997
                                                     ----------      ----------
              Raw materials                          $  55,288       $  57,078
              Work in process                           16,985          17,558
              Finished goods                            63,983          51,862
                                                     ----------      ----------
                                                     $ 136,256       $ 126,498
                                                     ==========      ==========

      Inventories are stated at the lower of cost or market using the last-in, first-out method. If inventories had been valued using the first-in, first-out method, total inventories would have been $3,200,000 lower and $1,900,000 higher than reported at May 30, 1998 and May 31, 1997, respectively.

  3.  PROPERTY, PLANT, AND EQUIPMENT

      Property, plant, and equipment at May 30, 1998 and May 31, 1997 consisted of the following (in thousands):

                                                        1998             1997
                                                     ----------       ----------
              Buildings and leasehold improvements   $  46,600        $  45,961
              Machinery and equipment                  163,930          154,589
              Vehicles                                   2,954            3,167
              Land                                       4,651            4,652
              Construction in progress                  19,905            6,035
                                                     ----------       ----------
                                                       238,040          214,404
              Less accumulated depreciation           (117,308)        (104,442)
                                                     ----------       ----------
                                                     $ 120,732         $109,962
                                                     ==========       ==========

      Depreciation expense totaled approximately $17,000,000, $16,100,000, and $15,500,000 for the years ended May 30, 1998, May 31, 1997, and June 1, 1996, respectively.


  4.  OTHER ASSETS

      Other assets at May 30, 1998 and May 31, 1997 consisted of the following (in thousands):

                                                           1998           1997
                                                         --------      ---------
              Deposits with Internal Revenue Service     $10,962       $  3,610
              Related-party deferred notes and loans
                  receivable                               2,287          2,169
              Cash value of life insurance contracts       4,388          3,658
              Other assets                                   896          2,940
                                                         --------      ---------
                                                         $18,533        $12,377
                                                         ========      =========

      The cash value of life insurance contracts represents assets held for settlement of the Company's two supplemental unfunded executive retirement plans (Note 6).

  5.  LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

      Long-term debt and capital lease obligations at May 30, 1998 and May 31, 1997 consisted of the following (in thousands):

                                                      1998            1997
                                                     --------       ----------
              Private placement notes                $50,000        $  50,000
              Notes payable to banks                  17,344           54,969
              Industrial revenue bonds                 4,645            4,970
              Capital lease obligations                1,548            1,442
              Notes payable to related parties         2,790            1,753
                                                     --------       ----------
                                                      76,327          113,134
              Current maturities                      11,861            5,684
                                                     --------       ----------
              Long-term maturities                   $64,466         $107,450
                                                     ========       ==========

      The Company has a $50,000,000 noncancelable secured variable interest rate revolving credit agreement with three financial institutions, with interest determined under a competitive bid process and principal due in full on August 5, 1999. The Company also has cancelable unsecured lines of credit of $50,000,000. At May 30, 1998, a total of $100,000,000 was available for use on the noncancelable and cancelable lines of credit.

      On November 11, 1994, the Company issued $50,000,000 in private placement notes maturing November 30, 2007. Interest is 8.7% fixed and payable semiannually. Principal is required to be paid in minimum semiannual installments of $2,500,000 beginning May 31, 1998. The Company paid off the entire balance of the private placement notes in September 1998 and incurred approximately $8,500,000 in prepayment penalties related to the payoff.

      The Company has unsecured installment notes payable to banks of $17,344,000 with variable interest rates (ranging from 5.7% to 6.2% at May 30, 1998) maturing January 8, 2002 and December 1, 2002. Quarterly principal and interest payments total $781,000.

      The industrial revenue bonds bear interest at variable rates (ranging from 3.9% to 4.0% at May 30, 1998), payable monthly, and mature January 2006 and January 2007. The bonds are collateralized by assets purchased from the proceeds of the bonds and by an automatically renewing irrevocable letter of credit issued by a financial institution. Monthly contributions to a debt service reserve fund are required through June 1999.

      The variable interest rates on a total of $43,375,000 of the Company's long-term debt has been fixed through various dates at an average rate of 6.2% using interest rate swap agreements. The interest rate swap agreements terminate at various dates through 2007.

      Capital lease obligations are payable monthly in varying amounts through August 2001 with interest rates ranging from 3.0% to 13.0%. The lease obligations are secured by certain office equipment.

      Notes payable to related parties include various amounts at fixed interest rates and maturing within one year. Additionally, during the current year, the Company entered into term loan agreements totaling $24,200,000 as a guarantor on behalf of related parties.

      The terms of the loan agreements, private placement notes, and industrial revenue bonds contain covenants which, among other provisions, (i) restrict redemption of capital stock and payment of dividends, (ii) limit the Company's ability to incur indebtedness or assume liens and (iii) require the Company to satisfy certain ratios related to net worth, debt-to-equity, and fixed charge coverage. At May 30, 1998, the Company was in compliance with all financial covenants.

      Aggregate annual maturities of long-term debt, including capital lease obligations, as of May 30, 1998 are as follows (in thousands):

                       1999                                    $11,861
                       2000                                      8,733
                       2001                                      8,261
                       2002                                     12,972
                       2003                                      5,000
                       Thereafter                               29,500
                                                               --------
                                     Total                     $76,327
                                                               ========

  6.  EMPLOYEE RETIREMENT PLANS

      The Company's retirement and savings plan provides, among other things, for voluntary contributions by employees not to exceed 15% of their gross salaries and wages. The Company provides matching contributions of 50% based on the employee's contribution percentage, not to exceed 5% of the employee's gross salaries and wages. The Company contributed approximately $1,900,000, $1,800,000, and $1,700,000 during the years ended May 30,
      1998, May 31, 1997, and June 1, 1996, respectively.

      The Company has two supplemental unfunded executive retirement plans covering a select group of management employees. The plans provide for benefits at normal retirement (age 65), early retirement (age 55), death, and disability. One plan provides benefits at normal retirement determined at 35% of the participant's compensation in the last full calendar year of employment, excluding bonuses, overtime pay, and commissions, payable for a period of ten years. The second plan provides benefits at normal retirement consisting of the executive's account balance accumulated at 5.5% annual compensation in excess of the Social Security wage base, not to exceed $200,000, payable monthly for ten years. Net periodic pension costs for these plans consist of a service cost component of approximately $560,000, $322,000, and $245,000 for the years ended May 30, 1998, May 31,
      1997, and June 1, 1996, respectively, and an interest cost component of $455,000, $147,000, and $115,000 for the years ended May 30, 1998, May 31,
      1997, and June 1, 1996, respectively. Assumptions used to determine accruals for periodic pension costs consist of a discount rate of 8.5%, including a percentage factor of 4% for withdrawals prior to retirement and future compensation level increases for ten years. Total pension obligations accrued at May 30, 1998 and May 31, 1997 amounted to approximately $3,200,000 and $2,200,000, respectively. These accrued obligations include vested benefits for retired employees and participants who have reached early retirement age, amounting to approximately $1,600,000 and $1,400,000 at May 30, 1998 and May 31, 1997, respectively.

  7.  INCOME TAXES

      The Company elected to retain its current fiscal year for income tax reporting, and as a result, deposits are required approximating income taxes the shareholders would have paid on the deferral period had the Company changed to a calendar tax year. The deposits are adjusted annually to reflect the income taxes associated with taxable income in the deferral period. These noninterest-bearing deposits are refundable upon a change of year-end or termination of the S corporation election and are included in other assets in the accompanying balance sheets.

      The provision for income taxes consisted of the following (in thousands):

                                                    1998        1997       1996
                                                   -------      -----      -----
              Currently payable                    $1,339       $853       $318
              Current year deferred (benefit)
                 provision                            (39)        13        156
                                                   -------      -----      -----
                                                   $1,300       $866       $474
                                                   =======      =====      =====

      The net deferred income tax liability at May 30, 1998 and May 31, 1997 consisted of the following (in thousands):

                                                            1998       1997
                                                           ------     ------
              Deferred income tax assets and liabilities:
                  Deferred income tax assets:
                     Current                               $ 237      $ 175
                     Deferred                                 80        132
                                                           ------     ------
                                                             317        307
                                                           ------     ------

                  Deferred income tax liabilities:
                     Current                                 (37)       (39)
                     Deferred                               (417)      (444)
                                                           ------     ------
                                                            (454)      (483)
                                                           ------     ------
              Net deferred income tax liability            $(137)     $(176)
                                                           ======     ======

      The deferred tax assets and liabilities consist mainly of differences between tax and financial accounting treatment of depreciation, allowance for doubtful accounts, inventory reserves, and certain nondeductible accrued expenses that will be recognized in different years for financial statement and income tax purposes.

  8.  RELATED-PARTY TRANSACTIONS

      The Company leases manufacturing facilities from partnerships principally owned by shareholders of the Company. The Company loaned the partnerships funds for construction costs. The terms of notes due from partnerships are as follows (in thousands):

                                                               1998        1997
                                                               -----       -----
              Unsecured notes receivable maturing June 1,
                  1998 and June 1, 2003, payable quarterly
                  with interest at 6.7%                         $711       $971

              Less current maturities                           (359)      (434)
                                                               -----       -----
              Long-term maturities                              $352       $537
                                                               =====       =====

      Long-term balances receivable under these notes are included in other assets in the accompanying balance sheets. Interest earned on the related-party notes for the years ended May 30, 1998, May 31, 1997, and June 1, 1996 was approximately $34,000, $85,000, and $122,000, respectively. Rental expense paid to the partnerships during the years ended May 30, 1998, May 31, 1997, and June 1, 1996 was approximately $2,303,000, $1,102,000, and $1,068,000, respectively.

      Various related-party loans were made and repaid during the years, with loan receivable balances remaining at May 30, 1998 and May 31, 1997 of approximately $722,000 and $967,000, respectively, included in accounts receivable in the accompanying balance sheets.

      The balance of notes payable to related parties totaled $2,790,000 and $1,753,000 at May 30, 1998 and May 31, 1997, respectively. Interest expense under these notes amounted to approximately $168,000, $187,000, and $212,000 for the years ended May 30, 1998, May 31, 1997, and June 1, 1996, respectively, and are included in long-term debt and capital lease obligations in the accompanying balance sheets.

      The Company makes scheduled premium payments on life insurance contracts under several split-dollar agreements with shareholders' trusts. The accumulated loans related to these contracts were $1,935,000 and $1,632,000 at May 30, 1998 and May 31, 1997, respectively, and are included in other assets in the accompanying balance sheets.

      A shareholder of the Company has a majority interest in yarn manufacturing companies. Materials and supplies acquired during the year ended May 30, 1998 totaled $11,200,000. Liabilities due to those related companies were $919,000 and $706,000 at May 30, 1998 and May 31, 1997, respectively. The
      Company had sales of $4,800,000 during the year ended May 30, 1998 and receivables due from the related companies of $184,000 at May 30, 1998.

      All related party amounts were settled concurrent with the acquisition by Shaw Industries, Inc. (Note 11).

  9.  DERIVATIVE FINANCIAL INSTRUMENTS AND FAIR VALUE OF FINANCIAL INSTRUMENTS

      The Company has entered into five interest rate swap agreements with a total notional amount of $43,375,000 to fix the interest rate paid on a portion of the Company's long-term debt. The average fixed rate paid on the interest rate swap agreements was 6.20% while the floating rate received in 1998 averaged 5.75%. The carrying amount and fair value of the interest rate swap agreements were $0 and approximately $617,000 at May 30, 1998.

      The Company utilizes hedging through foreign currency exchange contracts when they are determined to effectively manage and reduce foreign currency exchange rate fluctuation risk. As of May 30, 1998, the Company had outstanding foreign currency exchange contracts with notional amounts of $4,200,000 and an unrealized gain of $134,000.

      The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

               o The carrying amounts of notes and loans receivable approximate their fair values due to interest rates which approximate market rates available at May 30, 1998 and May 31, 1997.

               o The carrying amounts of notes payable, industrial revenue bonds, and other obligations approximate their fair values due to floating or fixed market interest rates charged on those debts which approximate market rates available at May 30, 1998 and May 31, 1997.


  10. COMMITMENTS AND CONTINGENCIES

      The Company leases equipment and warehouse and manufacturing space under short- and long-term lease agreements. Certain leases have escalation clauses that allow annual increases for property taxes and other items. Assets under capital lease are depreciated on a straight-line basis over the related lease terms. The related obligations are included in long-term debt (Note 5).

      Equipment under capital lease is included in the accompanying financial statements at May 30, 1998 and May 31, 1997 as follows (in thousands):

                                            Machinery
                                               and             Accumulated
                                            Equipment          Depreciation
                                           -----------        --------------
              May 30, 1998                     $2,601            $1,149
              May 31, 1997                      2,006               601

      At May 30, 1998, future minimum lease payments on operating (including related-party leases) and capital leases exceeding one year were as follows (in thousands):


                                                                 Capital      Operating         Total
                                                                 Leases        Leases         Payments
                                                                 ---------    -----------     ----------

              1999                                                $   859       $  3,369       $  4,228
              2000                                                    631          3,254          3,885
              2001                                                    139          2,050          2,189
              2002                                                      3          1,688          1,691
              2003                                                      0          1,422          1,422
                                                                 ---------    -----------     ----------
                                                                    1,632        $11,783        $13,415
                                                                              ===========     ==========
              Less amount representing interest                        84
              Present value of capitalized lease                 ---------
                  payments with a weighted average
                  interest rate of 5.4%                            $1,548
                                                                 =========

      Rental expense under noncancelable operating leases totaled approximately $3,300,000, $2,500,000, and $2,200,000 for the years ended May 30, 1998,
      May 31, 1997, and June 1, 1996, respectively.

      At May 30, 1998, the Company had commitments to purchase certain capital assets of approximately $16,700,000.

      The Company is a party to several lawsuits incidental to its various activities and incurred in the ordinary course of its business. The Company believes that it has meritorious claims and defenses in each case. After consultation with counsel, it is the opinion of management that, although there can be no assurance given, none of the associated claims, when resolved, would have a material adverse effect on the Company.

      On January 28, 1998, the Company was served with a subpoena for the production of documents in connection with an antitrust litigation. On February 4, 1998, the Company filed objections to this subpoena. The Company has not been served with any motion seeking to enforce this subpoena or with any revised or additional subpoenas.


  11. SUBSEQUENT EVENTS

      On June 1, 1998, 33,000,000 nonvoting Class B shares were issued in the form of a stock dividend. In accordance with generally accepted accounting principles, the stock dividends were accounted for as a stock split and are reflected as such in the accompanying financial statements.

      On August 10, 1998, the board of directors declared a cash dividend in the amount of $131,000,000 payable to shareholders of record as of the declaration date. The dividend was contingently payable within ten days of the date a new credit facility was obtained to fund the dividend distribution. Concurrently, the board of directors approved up to $30,000,000 in bonuses to be paid to members of management. This amount is included in accrued liabilities at August 31, 1998 in the accompanying financial statements.

      Effective October 6, 1998, the Company was acquired by Shaw Industries, Inc. ("Shaw") for approximately $603,000,000, including $36,000,000 in cash, approximately 19,500,000 shares of Shaw common stock, 3,150,000 shares of third-party stock, assumption of $216,000,000 in debt and $24,000,000 in additional liabilities. The acquisition was accounted for under the purchase method of accounting.

      On October 21, 1998, the Company was named as a defendant in a class action antitrust lawsuit related to the sale of nylon carpet. The amount of damages sought has not been specified. No additional motions have been filed related to this case.

         Item 7. (b)       Pro Forma Financial Information.

                  On April 3, 1998, the Registrant disposed of all of the issued and outstanding capital stock of Carpets International (U.K.) Limited and Kosset Carpets Limited, its indirect wholly owned subsidiaries. On August 9, 1998, the Registrant disposed of substantially all of the assets of Shaw Carpet Showplace, Inc., its wholly owned residential retail subsidiary (collectively, the "Prior Dispositions"). On October 6, 1998, the Registrant acquired the outstanding capital of Queen Carpet Corporation (the "Acquisition"). The Unaudited Pro Forma Condensed Consolidated Balance Sheet dated as of October 3, 1998 includes the effect of the Acquisition and excludes the Prior Dispositions, which occurred prior to October 3, 1998. The Unaudited Pro Forma Condensed Consolidated Statements of Income for the year ended January 3, 1998 and the nine months ended October 3, 1998 include the effect of the Prior Dispositions and the Acquisition.

                  The following Unaudited Pro Forma Condensed Consolidated Balance Sheet as of October 3, 1998 was prepared as if the Acquisition had occurred on such date, the Prior Dispositions having already been reflected in the Shaw balance sheet. The Unaudited Pro Forma Condensed Consolidated Balance Sheet reflects the preliminary allocation of the purchase price to Queen's tangible and intangible assets and liabilities. The final allocation of such purchase price and the resulting amortization expense in the accompanying Unaudited Pro Forma Condensed Consolidated Statements of Income will differ from the preliminary estimates due to the final allocation being based on: (a) estimations of value of certain loss contingencies, primarily related to environmental and litigation contingencies, and (b) actual values of property, plant and equipment and any identifiable intangible assets.

                  The following Unaudited Pro Forma Condensed Consolidated Statements of Income give effect to the Prior Dispositions and the Acquisition as if they had occurred at the beginning of each respective period. The unaudited pro forma financial data are based on the historical financial statements of the Registrant and Queen and the assumptions and adjustments described in the accompanying notes. The Unaudited Pro Forma Condensed Consolidated Statements of Income do not purport to represent what the Registrant's results of operations actually would have been if the Acquisition and the Prior Dispositions had occurred as of the date indicated or what such results will be for any future periods.

                  The unaudited pro forma financial data are based upon assumptions that the Registrant believes are reasonable and should be read in conjunction with the financial statements of Queen and the accompanying notes thereto included elsewhere in this Form 8-K/A and the Registrant's Form 10-K for the year ended January 3, 1998.

                              Shaw Industries, Inc.
                 Pro Forma Condensed Consolidated Balance Sheet
                              As of October 3, 1998
                                   (Unaudited)
                             (Dollars in thousands)
-------------------------------------------------------------------------------------------------------------------------

                                                                                       Acquisition
                                                          Shaw          Queen (a)      Adjustments           Pro Forma
                                                     ---------------  --------------  ------------------   --------------

Assets
      Cash                                                  $ 3,807           $ 752             $ -              $ 4,559
      Accounts receivable                                   219,004         102,392               -              321,396
      Inventories                                           528,076         142,627          (3,144) (b)         667,559
      Other current assets                                  119,013             799         (28,495) (c)          91,317
                                                     ---------------  --------------  --------------       --------------
           Total current assets                             869,900         246,570         (31,639)           1,084,831
                                                     ---------------  --------------  --------------       --------------

      Property, plant and equipment                       1,331,436         253,229        (121,593) (d)       1,463,072
      Accumulated depreciation                             (765,022)       (121,593)        121,593  (d)        (765,022)
                                                     ---------------  --------------  --------------       --------------
           Net property, plant and equipment                566,414         131,636               -              698,050
                                                     ---------------  --------------  --------------       --------------

      Goodwill, net                                         100,506               -         307,831  (b)         408,337
      Investment in joint venture                            21,124               -               -               21,124
      Other assets                                           69,385          19,175               -               88,560
                                                     ---------------  --------------  --------------       --------------

           Total assets                                  $1,627,329       $ 397,381       $ 276,192           $2,300,902
                                                     ===============  ==============  ==============       ==============

Liabilities and Shareholders' Equity
      Notes Payable                                               -          19,400         (19,400) (e)               -
      Current maturities of long-term debt                        8          10,455         (10,455) (e)               8
      Accounts payable                                      162,128          45,947               -              208,075
      Accrued liabilities                                   229,618          63,593           1,822  (b)         295,033
                                                     ---------------  --------------  --------------       --------------
           Total current liabilities                        391,754         139,395         (28,033)             503,116
                                                     ---------------  --------------  --------------       --------------

      Long-term debt                                        709,015          66,177         205,636  (e)         980,828
      Deferred income taxes                                  57,707             454           7,831  (f)          65,992
      Other liabilities                                      11,582           4,019               -               15,601
                                                     ---------------  --------------  --------------       --------------
           Total liabilities                              1,170,058         210,045         185,434            1,565,537

      Common stock                                          148,171              41           7,004  (g)         155,216
      Paid-in capital                                        80,672               -          96,099  (h)         176,771
      Unrealized loss on equity securities                  (11,950)              -          11,950  (i)               -
      Cumulative translation adjustment                      (5,186)              -               -               (5,186)
      Retained earnings                                     421,934         187,295        (200,665) (i)         408,564
                                                     ---------------  --------------  --------------       --------------
                                                            633,641         187,336         (85,612)             735,365

      Less - Treasury stock, at cost                        176,370               -        (176,370) (h)               -
                                                     ---------------  --------------  --------------       --------------
           Total shareholders' equity                       457,271         187,336          90,758              735,365
                                                     ---------------  --------------  --------------       --------------

      Total liabilities and shareholders' equity         $1,627,329       $ 397,381       $ 276,192           $2,300,902
                                                     ===============  ==============  ==============       ==============


Footnotes to Pro Forma Condensed Consolidated Balance Sheet As of October 3, 1998 (Dollars in thousands except per share amounts)


(a)  Dated as of August 31, 1998.


(b) The Acquisition will be accounted for as a purchase in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations." The purchase price is being allocated first to the tangible and identifiable intangible assets and liabilities of Queen based on preliminary estimates of their fair values, with the remainder allocated to goodwill. The total purchase price and allocation are as follows:

            Purchase Price:
                Shares of Shaw common stock (19,444,444 shares
                     at $14.375 each)                                                               $279,514
                Shares of The Maxim Group common stock
                     (3,150,000 shares at $15.25 each)                                              $ 48,038
                Cash                                                                                $ 35,781
                                                                                             ----------------
                     Consideration paid                                                             $363,333
                Acquisition expenses                                                                   $ 750
                                                                                             ----------------
                                                                                                    $364,083
                                                                                             ----------------
            Book Value of Net Assets Acquired:
                Book value of net assets acquired before
                     reflecting certain Queen transactions                        $ 187,336
                Queen transactions occuring immediately prior
                     to acquisition:
                     Dividend paid to shareholders                                $(131,000)
                     Extraordinary loss on early retirement
                          of debt and credit facility fee payment                  $ (8,250)
                                                                           -----------------
                                                                                                    $ 48,086
                                                                                             ----------------
            Increase in Basis                                                                       $315,997
                                                                                             ================

            Allocation of Increase in Basis:
                Adjustment to record inventory at fair value                                        $ (3,144)
                Adjustment to mark derivative financial
                     instruments to market                                                          $ (1,822)
                Adjustment to record deferred taxes:
                     Current deferred tax assets                                                    $ 21,905
                     Long-term deferred tax liabilities                                             $ (8,773)
                Goodwill                                                                            $307,831
                                                                                             ----------------
                                                                                                    $315,997
                                                                                             ================


(c)  Reflects the following:
            Disposition of The Maxim Group common stock as part of the purchase consideration in the Acquisition (reflected at
                recorded value at October 3, 1998)                                                 $ (50,400)
            Recording current deferred tax assets of Queen                                          $ 21,905
                                                                                             ----------------
                                                                                                   $ (28,495)
                                                                                             ================

(d) Reflects the initial recording of acquired fixed assets at net book value as a preliminary estimate of fair value.

(e)  Reflects the following:
            Borrowings made by Queen prior to the Acquisition for the following:
                     Payment of dividend to shareholders                          $ 131,000
                     Repayment of notes payable                                    $ 19,400
                     Repayment of current debt                                     $ 10,455
                     Payment of prepayment penalty and new
                          facility fee                                              $ 8,250         $169,105
                                                                           -----------------
            Borrowings made by Shaw to fund cash portion
                of purchase price and Acquisition expenses                                          $ 36,531
                                                                                             ----------------
                                                                                                    $205,636
                                                                                             ================

(f)  Reflects the following:
            Recording long-term deferred tax liabilities of Queen                                    $ 8,773
            Recording income tax benefit from realized loss on sale of
                The Maxim Group common stock                                                          $ (942)
                                                                                             ----------------
                                                                                                     $ 7,831
                                                                                             ================

(g)  Reflects the following:
            Surrender of Queen common stock                                                            $ (41)
            Issuance of Shaw common stock, net of treasury shares                                    $ 7,045
                                                                                             ----------------
                                                                                                     $ 7,004
                                                                                             ================

(h)  Reflects the following:
            Value of shares of Shaw common stock issued in Acquisition                              $279,514
            Less:    value of shares in treasury                                                   $(176,370)
                     stated value of shares issued in Acquisition, net of
                          treasury shares                                                           $ (7,045)
                                                                                             ----------------
                                                                                                    $ 96,099
                                                                                             ================


(i)  Reflects the following:
            Adjustments to Queen net assets prior to Acquisition:
                Payment of dividend to shareholders                               $(131,000)
                Payment of prepayment penalty and new
                     facility fee                                                  $ (8,250)
                                                                           -----------------
                                                                                                   $(139,250)
            Reversal of book value of net assets acquired, net of capital
                surrendered                                                                        $ (48,045)
            Recording realized loss on sale of shares of The
                Maxim Group common stock, as follows:
                     Previously recorded unrealized loss                                           $ (11,950)
                     Loss realized from October 3, 1998 to date
                          of Acquisition, as follows:
                          Recorded value at October 3, 1998                        $ 50,400
                          Value at date of Acquisition                             $ 48,038
                                                                           -----------------
                               Pre-tax loss                                        $ (2,362)
                               Income tax benefit                                     $ 942
                                                                           -----------------
                               After-tax loss                                                         (1,420)
                                                                                             ----------------
                                                                                                   $(200,665)
                                                                                             ================

                              Shaw Industries, Inc.
              Pro Forma Condensed Consolidated Statement of Income
                   For the Twelve Months Ended January 3, 1998
                                   (Unaudited)
                     (In thousands except per share amounts)
-------------------------------------------------------------------------------------------------------------------------------

                                                           Prior Dispositions              Acquisition
                                                        --------------------------  -----------------------------
                                                        Residential   Carpets Int'l               Acquisition
                                              Shaw      Retail (a)       U.K.        Queen (b)     Adjustments      Pro Forma
                                           ------------ ------------  ------------  ------------  ---------------  ------------

Net Sales                                   $3,575,774    $ 643,012     $ 210,158     $ 708,446           $ -       $3,431,050

Costs and expenses:

     Cost of sales                           2,680,472      398,100       177,653       523,036             -        2,627,755
     Selling, general and administrative       722,590      302,845        28,889       131,088         7,696  (c)     529,640
     Pre-opening expenses                        3,953        3,516             -             -             -              437
     Charge to record store closing costs       36,787       36,787             -             -             -                -
     Write-down of U.K. assets                  47,952            -        47,952             -             -                -
     Interest, net                              60,769        2,957         8,246         8,361         8,265  (d)      66,192
     Other (income) expense, net                (7,032)         190             -         1,764             -           (5,458)
                                           ------------ ------------  ------------  ------------  ------------     ------------

Income before income taxes                      30,283     (101,383)      (52,582)       44,197       (15,961)         212,484

Provision for income taxes                       5,586      (39,722)      (28,901)          680        14,329  (e)      89,218
                                           ------------ ------------  ------------  ------------  ------------     ------------

Income before equity in
          income of joint venture               24,697      (61,661)      (23,681)       43,517       (30,290)         123,266

Equity in income of joint venture                4,262            -             -             -             -            4,262
                                           ------------ ------------  ------------  ------------  ------------     ------------

Net income (loss)                             $ 28,959    $ (61,661)    $ (23,681)     $ 43,517     $ (30,290)       $ 127,528
                                           ============ ============  ============  ============  ============     ============

Earnings per common share:
     Basic                                      $ 0.22      $ (0.46)      $ (0.18)                                      $ 0.83
     Diluted                                    $ 0.22      $ (0.46)      $ (0.18)                                      $ 0.83


Weighted average shares outstanding:
     Basic                                     133,523                                                 19,444          152,967
     Diluted                                   133,714                                                 19,444          153,158


Footnotes to Pro Forma Condensed Consolidated Statement of Income
For the Twelve Months Ended January 3, 1998
(Amounts in thousands)


(a) Reflects the elimination of the results of residential retail operations for the year ended January 3, 1998, the reduction in interest expense resulting from the application of the $25,000 cash proceeds against Shaw's revolving credit facility and the interest income on the $18,000 promissory note from The Maxim Group.

(b)  For the year ended November 30, 1997.

(c) Reflects the increase in amortization expense for the amortization of goodwill recorded in the Acquisition over 40 years.

(d) Reflects the increase in interest expense related to additional borrowings made by Queen prior to the Acquisition and by Shaw to consummate the transaction,net of interest expense reduction caused by lower interest rates paid by Shaw.

(e) Reflects the net increase in income tax provision resulting from 1) converting Queen to C corporation tax reporting status, and 2) the income tax benefit of all Acquisition adjustments (except for the goodwill amortization adjustment as the amortization of goodwill resulting from the Acquisition will not be deductible for tax purposes).

                              Shaw Industries, Inc.
              Pro Forma Condensed Consolidated Statement of Income
                    For the Nine Months Ended October 3, 1998
                                   (Unaudited)
                     (In thousands except per share amounts)
---------------------------------------------------------------------------------------------------------------------------

                                                          Prior Dispositions              Acquisition
                                                       ------------------------- -----------------------------
                                                       Residential  Carpets Int'l              Acquisition
                                            Shaw       Retail (a)    U.K. (b)     Queen (c)     Adjustments     Pro Forma
                                         ------------  -----------  ------------ ------------  ---------------  -----------

Net Sales                                 $2,589,768    $ 341,514      $ 57,899    $ 594,205          $ -       $2,784,560

Costs and expenses:

     Cost of sales                         1,921,523      212,327        49,183      427,779            -        2,087,792
     Selling, general and administrative     464,553      147,670         6,645      136,481        5,772  (d)     452,491
     Pre-opening expenses                        232          158             -            -            -               74
     Charge to record sale of
           residential retail                141,526      141,526             -            -            -                -
     Interest, net                            45,548        1,581         1,602        4,809        7,173  (e)      54,347
     Other (income) expense, net               3,853          161             -          (97)           -            3,595
                                         ------------  -----------  ------------ ------------  -----------      -----------

Income before income taxes                    12,533     (161,909)          469       25,233      (12,945)         186,261

Provision for income taxes                    19,314      (51,473)          157        1,169        7,199  (f)      78,998
                                         ------------  -----------  ------------ ------------  -----------      -----------

Income before equity in
          income of joint venture             (6,781)    (110,436)          312       24,064      (20,144)         107,263

Equity in income of joint venture                682            -             -            -            -              682
                                         ------------  -----------  ------------ ------------  -----------      -----------

Net income (loss)                           $ (6,099)  $ (110,436)        $ 312     $ 24,064    $ (20,144)       $ 107,945
                                         ============  ===========  ============ ============  ===========      ===========

Earnings per common share:
     Basic                                   $ (0.05)     $ (0.89)       $ 0.00                                     $ 0.75
     Diluted                                 $ (0.05)     $ (0.88)       $ 0.00                                     $ 0.74


Weighted average shares outstanding:
     Basic                                   124,006                                               19,444          143,450
     Diluted                                 125,738                                               19,444          145,182


Footnotes to Pro Forma Condensed Consoldated Statement of Income
For the Nine Months Ended October 3, 1998
(Amounts in thousands)


(a) Reflects the elimination of the results of residential retail operations for the seven months ended August 8, 1998 prior to disposition, the reduction in interest expense resulting from the application of the $25,000 cash proceeds against Shaw's revolving credit facility, and the interest income on the $18,000 promissory note from The Maxim Group.

(b)  For the three months ended April 3, 1998 prior to disposition.

(c)  For the nine months ended August 31, 1998.

(d) Reflects the increase in amortization expense for the amortization of goodwill recorded in the Acquisition over 40 years.

(e) Reflects the increase in interest expense related to additional borrowings made by Queen prior to the Acquisition and by Shaw to consummate the Acquisition,net of interest expense reduction caused by lower interest rates paid by Shaw.

(f) Reflects the net increase in income tax provision resulting from 1) converting Queen to C corporation tax reporting status, and 2) the income tax benefit of all Acquisition adjustments (except for the goodwill amortization adjustment as the amortization of goodwill resulting from the Acquisition will not be deductible for tax purposes).

                                    SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              SHAW INDUSTRIES, INC.


                                              By: /s/ Bennie M. Laughter
                                             -----------------------------------
                                             Bennie M. Laughter
                                             Vice President, Secretary and
                                               General Counsel

Dated:  December 21, 1998